                    AS FILED WITH THE SECURITIES AND EXCHANGE
                         COMMISSION ON NOVEMBER 3, 2000
                           REGISTRATION NO. 333-93525


                                 ---------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                          AMENDMENT NO. 3 TO FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                ArchivalCD, Inc.
                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                                    CHARTER)


     DELAWARE                      3998                   83-0324656
 (STATE OR OTHER               Industry Code   (I.R.S. EMPLOYER JURISDICTION OF
IDENTIFICATION NO.)                              INCORPORATION OR ORGANIZATION)

100 North Sixth #212 Crockett, Texas                         75835
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


                        (936) 545-9515 OR (903) 670-3220

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                 CALCULATION OF REGISTRATION FEE
=================================================================================================
   TITLE OF EACH          AMOUNT              PROPOSED                PROPOSED          AMOUNT OF
CLASS OF SECURITIES       TO BE                MAXIMUM                AGGREGATE       REGISTRATION
 TO BE REGISTERED       REGISTERED     OFFERING PRICE PER UNIT(1)   OFFERING PRICE         FEE
-------------------     ----------     --------------------------   --------------    ------------
Common Shares,
Par value $.01          3,700,000          $ 2.00                 $ 7,400,000        $ 1,953.60
=================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Cross-Reference Sheet for Prospectus under From SB-2

 FORM
 SB-2
 ITEM                                                    CAPTION IN PROSPECTUS
 -----                                                  -----------------------
  1.     Front of Registration Statement and Outside    Cover Page, Outside
         Front Cover of                                 Prospectus Front Page of
                                                        Prospectus

  2.     Inside Front and Outside Back Cover Pages of   Inside Front Cover
         Prospectus Prospectus

  3.     Summary Information and Risk Factors           Prospectus Summary;
                                                        Risk Factors

  4.     Use of Proceeds                                Use of Proceeds

  5.     Determination of Offering Price                Front Page of
                                                        Prospectus,

  6.     Dilution                                       Dilution

  7.     Selling Security Holders                       Prospectus Summary,
                                                        The Offering,
                                                        Security Ownership
                                                        of Certain
                                                        Beneficial Shareholders

  8.     Plan of Distribution                           Cover Page

  9.     Legal Proceedings                              Legal Proceedings

 10.     Directors, Executive Officers, Promoters and
         and Control Persons                            Management,
                                                        Directors and
                                                        Executive Officers

 11.     Security Ownership of Certain Beneficial       Security Ownership of
         Owners and Management                          Certain Beneficial
                                                        Owners
                                                        and Management

 12.     Description of Securities                      Description of
                                                        Common Stock

 13.     Interest of Named Experts and Counsel          None

 14.     Disclosure of Commission Position on
         Indemnification for Securities                 Act None
         Liabilities

 15.     Organization Within Last Five Years            The Company, Management
                                                        and Directors

 16.     Description of Business                        The Company, Business

 17.     Management's Discussion and Analysis or Plan
         of Operation                                   Management's Discussion
                                                        And Analysis

 18.     Description of Property                        The Company, Business

 19.     Certain Relationships and Related              Management
         Transactions

 20.     Market for Common Equity and Related
         Stockholder Matters                            None

 21.     Executive Compensation                         Management-Executive
                                                        Compensation

 22.     Financial Statements                           Financial Statements

 23.     Changes In and Disagreements With Accountants
         on Accounting and Financial Disclosure         None

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2000


                                ARCHIVALCD, INC.

                                    3,700,000
                                  Common Shares


This is an initial public offering of 3,700,000 shares, at $2.00 per share, of ArchivalCD, Inc. common stock.


The shares are being offered on a best efforts basis by ArchivalCD's officers and directors and no compensation will be paid. The latest date for termination of the offering will be 90 days after the effective date of the Registration Statement. There is no minimum number of shares or dollar amount for the offering and the proceeds of the offering will not be held in escrow.


There is currently no public market for the common stock.

Concurrently with this offering, a selling shareholder will offer 500,000 shares for sale at $2.00.


INVESTING IN COMMON STOCK AND WARRANTS INVOLVES RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. PLEASE SEE THE RISK FACTORS SECTION OF THIS DOCUMENT LOCATED ON PAGE SEVEN OF THIS OFFERING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     TABLE OF CONTENTS
Prospectus Summary ......................................    5
Risk Factors ............................................    6
Use of Proceeds .........................................    6
Dilution ................................................    9
Business ................................................    9
Management's Discussion and
Analysis of Financial
Condition and Plans of Operations........................   14
Management ..............................................   20
Selling Stockholders ....................................   23
Description of Capital Stock ............................   24
Legal Matters ...........................................   26
Index to Financial Statements ...........................

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

The Company

ArchivalCD, Inc., is a development stage manufacturer, organized in November 1998 as a Delaware Corporation. ArchivalCD will initiate production as a designer of Genealogical and Business Archive Records digitized information and storage libraries by developing, manufacturing and digitizing microfilm documents of historical value and placing them on Recordable Compact Disk
(CDRs).

The Offering


                           Securities being offered:                        3,700,000 common shares total

                           Common Stock Outstanding Prior to Offering       18,573,783 shares

                           Common Stock Offered by ArchivalCD               3,200,000 shares

                           Common Stock Offered by a Selling Shareholder    500,000

                           Common Stock Outstanding After this Offering     21,773,783 shares


Use of Proceeds     The Proceeds from this offering will be used for product
development, sales and marketing expenses, facilities and capital expenditures, expansion of internal operations and working capital in addition to general corporate purposes.




ArchivalCD was incorporated as a Delaware corporation on November 12, 1998. Our address is 100 North Sixth Street Suite 212, Crockett, TX 75835, and our telephone number is (936)545-9515.

The use of the words ArchivalCD, we and us throughout the document means ArchivalCD, Inc.

                                  RISK FACTORS

Limited Operating History


We are a recently organized company without revenues and expect to incur losses for at least the next two quarters. ArchivalCD has incurred significant losses since inception. Although the offering is intended to provide all required funding to meet Company needs, it must be noted that the offering could be successful at less than the full offering. However, a reduced amount received from the offering could adversely affect ArchivalCD's goals for early revenue generation. We could also incur additional losses and longer time frames than presently anticipated in establishing widespread market acceptance for our CDR imagebase products due to reduced funding for our workforce, equipment and microfilm collection.





Dependence on Key Personnel


Investors must rely on all management decisions from Dr. Hay, who will own sufficient shares to control ArchivalCD after the offering. We have entered into an employment agreement with Dr. Hay, which will commence on the closing of this offering. We do not maintain, as yet, any key man life insurance but such coverage will be added in the future. The loss of services of any of our executive officers or key employees could cause us to miss projections and would adversely affect our financial success.


                                 USE OF PROCEEDS

The net proceeds to ArchivalCD from the sale of the Securities offered hereby will be 6,400,000. The net proceeds to ArchivalCD from the sale of the Securities offered hereby, after deduction estimated expenses relating to the offering, are estimated to be approximately $5,430,684.

ArchivalCD intends the Use of Proceeds to be:

                                                              APPROXIMATE
                                                     PROCEEDS            PERCENT OF
                                                                          PROCEEDS
Facilities and other capital
expenditures ....................................     $3,100,000             48%

Working capital and general corporate ...........     $1,047,684             16%

Cost of Offering ................................       $969,316             15%

Product development expenses ....................       $500,000              8%

Sales and marketing expenditures ................       $400,000              6%

Expansion of internal operations ................       $350,000              6%

Repayment of certain indebtedness ...............        $37,000              1%

Total ...........................................     $6,400,000            100%

There can be no assurances that any proceeds will be realized from this offering. ArchivalCD has made alternate use of proceeds plans in the event that this offering is not successful in raising the funds as indicated in the above Use of Proceeds table. The following table includes figures for alternate levels of funding and are based upon adjusted business plan figures for the minimum level of 10% and a mid-range level of 50%.

Percent of Total

        10% PROCEEDS                                    50% PROCEEDS
Facilities and other capital        $  268,800           42%   $1,419,100           46%
expenditures

Working capital and general         $  128,000           20%   $  617,000           20%
corporate

Cost of Offering                    $   64,000           10%   $  308,500           10%

Product Development expenses        $   57,600            9%   $  277,650            9%

Sales and marketing expenditures    $   44,800            7%   $  215,950            7%

Expansion of internal operations    $   39,800          6.2%   $  197,440          6.8%

Repayment of certain indebtedness   $   37,000          5.8%   $   37,000          1.2%

  Total                             $  640,000          100%   $3,085,000          100%

The foregoing represents ArchivalCD's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above. The amount and timing of expenditures will vary depending upon a number of factors, including progress of ArchivalCD's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. ArchivalCD also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. ArchivalCD has no present understandings, commitments or agreements with respect to any material acquisition or investment.

ArchivalCD currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this Prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy ArchivalCD's requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, ArchivalCD will have to raise additional funds to satisfy ArchivalCD's requirements. There can be no assurance that such funds will be available.

Contemplated uses for the Working Capital include salaries, rent, utilities, office expenses, advertising, auditing, insurance and other general and administrative expenses

                                    DILUTION

As of June 30, 2000, the net tangible book value of ArchivalCD was $258,871 or approximately $0.014 per share of Common stock. The net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding.


After deducting estimated offering expenses payable by ArchivalCD, net tangible book value of ArchivalCD at June 30, 2000 would have been $5,689,555, or approximately $0.261 per share of Common stock. This represents an immediate increase in the tangible book value of $0.247 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $1.745 per share of Common Stock to new investors. The following table illustrates this per share dilution:

                  100% of Shares Sold

Assumed initial public offering price per share of Common Stock $2.00

Net tangible book value per share prior to the offering $0.014.

Increase per share attributable to the offering $0.247.

Pro forma, as adjusted, net tangible book value per share after the offering $0.261.

Dilution per share to new investors $1.739, or 86.95% of the offering price of $2.00 per share.

                    50% of Shares Sold

Assumed initial public offering price per share of Common Stock $2.00

Net tangible book value per share prior to the offering $0.014

Increase per share attributable to the offering $0.153

Pro forma, as adjusted, net tangible book value per share after the offering $0.167

Dilution per share to new investors $1.833 or 91.65% of the offering price of $2.00 per share.


                                    BUSINESS


Overview

ArchivalCD is dedicated to producing imagebases from microfilm, books, and other paper documents to further historical, genealogical and educational uses of historic documents. We plan to continue development of services in the reproduction of historical data and we seek to expand to include other potential markets. As a niche market, microfilm imaging on CD is generating a great deal of interest within a market that is typically served by companies not able, or willing, to make the expenditures needed to profitably service it. We have combined years of development, research, and analysis with acquired intellectual property, specific rights, and software to pursue this market and secondary markets in archiving of business records.

In order to successfully address these markets we feel that several milestones must be met in the short term. We break the progress to revenue generation into three distinct short stages following the completion of this offering. Note that the business plan allows for different rates of success on the offering and the percentages shown in each stage are adjustable and relate to the Use of Proceeds. The three stages are:

    o Stage 1: During the first three months 45% of the proceeds of the offering will be expended in equipment acquisition, microfilm collection acquisition and in costs associated with obtaining appropriate office and production facilities, as well as general overhead of obtaining and training approximately ten staff members.

    o Stage 2: The fourth through sixth months will see the completion of staffing and training as well as the implementation of our marketing plan. 20% of proceeds will be expended during this stage with training and marketing timed to meet the release of advertisements. We expect that a small amount of revenue will be derived late in the fifth month.

    o Stage 3: By design our business plan allocates 35% of proceeds for long term overhead. By the end of the sixth month following the offering we begin generating revenues from our primary market. Experience derived from test markets indicates demand for product will meet production capacities within three months of release of marketing campaigns.

Additional secondary markets may not generate revenues for the first year following this offering due to the nature of bid processes. A number of projects are in the pre-bid stage but are not far enough along to be considered in the three stages towards revenue generation.

Industry Background


The Bureau of Labor Statistics indicates that there were 16 million workers aged 55 or older in the United States. American Demographics magazine indicated that more than 40 percent of Americans were interested in genealogy and about 100 million were attempting to trace their family history. ArchivalCD's own studies indicate only 18 million researchers (with 2,000,000 active) but will effectively address either volume of researchers and provide a strong ROI with an early exit plan or positive debt service. SeniorNet claims that 47% of seniors are now using the Internet and buying from websites. For ArchivalCD these figures just confirm the potential market, the current active market, and the fact that the target market is becoming increasingly aware of digital data. It is a market that consists of more than 18 million individuals, 4,000 Genealogy Societies, 6,000 Library Collections, two certification organizations, five national organizations and is populated by the largest market group in history - "baby boomers".


ArchivalCD has created this market, itself, and by the overpowering demand of the individuals within the market striving to acquire the materials they need in their own research goals. Unlike a typical publisher of data, ArchivalCD proposes to service the market not by creating a product to sell to a potential buyer, but rather, by creating product only as it is needed and purchased by the individual researcher. Unexploited processes and proprietary software make ArchivalCD product/service desirable. Product is pre-sold, pre-paid, and provided to the customer as a custom product each and every time it is needed.

It has been proven that researching genealogists desire to have access to the film or, in ArchivalCD's case, the image of the film and that every assumption and relationship must be documented and proper citations of sources provided. An index does not prove any data even if correct. The data must be documented with primary source documents; and, microfilm is often the only source of that original data. In most instances the microfilm image is now considered the original document since the paper forms have often been destroyed. A digital image of the film is conceptually and legally an original. Genealogists, historians, and educators need and want access to these original documents and ArchivalCD has created a means to fill that demand. They want this access to such a degree that they are willing to pay for an annual membership fee as well as purchase or rental fees.

ArchivalCD is also aware of the impact the Internet currently has and will continue to have on business activities worldwide. ArchivalCD, Inc. has already developed a number of Internet projects and currently owns more than forty domain names both for marketing tools and for expansion programs.

Strategy


ArchivalCD's objective is to be the leading Archival and Genealogical information publishing and technology company, providing software and services that enable the delivery of a broad range of genealogical content over the Internet and intranets. As part of this strategy, ArchivalCD has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its archival recording and information solutions.

ArchivalCD believes that its technology leadership, market position and brand name are significant assets that ArchivalCD can leverage to maintain and increase its market share and diversify its revenue base. ArchivalCD intends to capitalize on the growth in demand for genealogy and archiving software by continuing to develop, market and support industry-leading products and services. ArchivalCD believes that the introduction of such products and services will expand ArchivalCD's user base and build greater brand recognition. ArchivalCD also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.

ArchivalCD intends to invest substantially in operations and systems in anticipation of future growth. This effort includes investing in customer service, expanding its public relations, advertising, and trade show activities, and developing programs which will help support an affiliate network of resellers and distributors.

Sales and Marketing

ArchivalCD has focused and will continue to focus its sales and marketing efforts on the public, commercial and genealogical research groups, along with the digitization of corporate and governmental records markets for the next several years. Once ArchivalCD has firmly established itself in these markets, ArchivalCD plans to expand into other vertical business markets and consumer markets. ArchivalCD sells its products and services through a direct sales force and through Internet sales. We also participate in trade shows, conferences and seminars and promote ArchivalCD and its products for industry analysts and the media.

Determination of the Offering Price

The Offering Price was determined by taking into consideration the fair market value of ArchivalCD, Inc.'s assets and anticipated earnings from company operations.

Plan of Distribution

ArchivalCD is offering its shares on a best efforts basis.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLANS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of ArchivalCD should be read in conjunction with ArchivalCD's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. ArchivalCD's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

ArchivalCD, Inc. was incorporated in November 1998 as a Delaware corporation for the purpose of digitizing historical documents with the express purpose of filling a market niche and to acquire certain technologies and intellectual property to further the growth of ArchivalCD, Inc.

ArchivalCD feels that it has two distinct markets. The first one is considered its core market and is considered the stronger of the two in early years of growth. This market is the genealogical, historical, and educational markets having need for historic documents in an accessible format. Hence, documents that are typically stored on microfilm or microfiche in such collections as, but not limited to, at the National Archives or the Library of Congress are digitized and placed upon storage media such as recordable compact disk (CDR). ArchivalCD considers this market, known to be of interest to more than eighteen million potential clients, as its target market. And it is this niche market that ArchivalCD envisioned when creating its proprietary processes and software and in developing its business plan. The second market is directly related to records archiving for business and government offices needing to retain the original document in an imagebase rather than as a database. ArchivalCD considers the second market the expansion market. As such, the expansion market is not included in the business plan, nor in projections, as ArchivalCD feels significant market competition in that area makes estimates unreliable. The business and government market also includes the capability of long term storage of microfilm and CD masters for clients in the facilities ArchivalCD already needs for its own long term storage.

ArchivalCD uses "just-in-time production" techniques to service the core market. To do this ArchivalCD acquires collections of microfilm, such as those at the National Archives, that have a high usage rate among the targeted market. All of the approximate 200,000 titles of microfilm are placed in the catalog of available titles but none are actually produced until they are first ordered and paid for. This allows all production time to be spent on titles in demand instead of creating titles and trying to sell the market on their use. Once a master copy is created later requests for the title on CDR can be duplicated and shipped the same day as order is received. All orders are prepaid and inventory is only created as needed allowing for fine control of inventory and supplies as well as maintaining tight reins on overhead costs. ArchivalCD has created a proprietary forecasting algorithm to help determine what microfilm titles to prepare for times when custom orders are slowing. This will allow us to project which titles to produce during any potential cyclic periods and allow training of new staff to be on titles not presently ordered allowing new staff sufficient time to meet quality control requirements without risking delay of product to customers.

Acquired from the LLC, ArchivalCD, Inc. uses a proprietary computer controlled production process that starts with customer service and the inputting of orders and follows the order and the product right through inventory control, production needs, labeling, and shipping, and in the event of rentals, tracks return titles, dates, and condition. The program is already well tested and proven successful at reducing manpower requirements as well as maintaining excellent quality control.

ArchivalCD, Inc. has incurred significant losses during development and while searching for funding sources. However, ArchivalCD feels that it will be able to sustain continued growth and further development based upon the market size and the LLC's earlier test market production response once this offering is completed. In light of ArchivalCD's limited operating history and rapid improvements in technology and marketing of its digital imagebase products, ArchivalCD believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performances.

ArchivalCD has incurred significant net losses and negative cash flows from operations since inception, and as of June 30, 2000, had an accumulated deficit of $190,236. ArchivalCD intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, ArchivalCD believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that ArchivalCD will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

                              RESULTS OF OPERATIONS

Operating Costs and Expenses

Selling, General and Administrative Expenses.

Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization.

              COMMON SHARES ISSUED FOR:      NUMBER     DOLLAR VALUE
              Cash                             61,006   $    76,829
              Services Rendered             3,762,010   $   312,015
              In lieu of Interest Pymnt           100   $       150
              To Acquire Assets            14,438,000   $   354,510
              Rent                              2,500   $     2,500
              Compensation                    310,167   $     3,101


              Total Common Shares Issued:                18,573,783
              Total Dollar Value                        $   749,105

Research and Development Expenses

Research and development expenses consist primarily of expenditures related to technology and software development expenses. These costs are estimated to be 10% of the completed product cost.

Net Operating Loss Carryforwards

At June 30, 2000, ArchivalCD had available net operating loss carryforwards of approximately $190,236 to offset future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon ArchivalCD's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal carryforwards expire beginning in the year 2019. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation.

Liquidity and Capital Resources

ArchivalCD's capital requirements depend on numerous factors, including market acceptance of ArchivalCD's products and services, the amount of resources ArchivalCD devotes to investments in its products, the resources ArchivalCD devotes to marketing and selling its services and its brand promotions and other factors. ArchivalCD has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in ArchivalCD's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, ArchivalCD will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. ArchivalCD currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

If the net proceeds of the offering, together with ArchivalCD's internally generated cash flow, are not sufficient to satisfy its financing needs, ArchivalCD will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. ArchivalCD currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to ArchivalCD on favorable terms, if at all.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 1999, ArchivalCD adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on ArchivalCD's financial position or results of operations.

Effective January 1, 1999, ArchivalCD adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on ArchivalCD's financial position or results of operations.

Effective January 1, 1999, ArchivalCD adopted American Institute of Certified Public Accountants Statement of Position 98-9, "Software Revenue Recognition" ("SOP 98-9"). SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 98-9 did not have an effect on ArchivalCD's financial position or results of operations.

Sources of Supply

ArchivalCD deals in the exchange of information and has made arrangements to purchase microform records from various entities of the United States, Foreign Governments and private sources. ArchivalCD scans the documents into digital form and stores them on various types of digital storage media, each of which is commercially available.

ArchivalCD has developed several sources, to supply the continued materials and equipment needed to digitalize, produce and market its products.

Marketing and Sales

Statistical and demographic research shows that within the genealogy market there has been little, if any, marketing strategy among competing entities due to the narrow vertical structure of the market. All entities in the general market advertise in the same media journals, all go to regional or national genealogy conferences, and most have a presence on the Internet. ArchivalCD, Inc. feels that there are a number of marketing venues overlooked by these other entities. The marketing research done by Advanced Resources, Inc. and by ArchivalCD has provided a valuable collection of marketing data and processes of marketing that ArchivalCD considers proprietary processes.

The marketing strategy has already been successfully proven during test marketing taking practical experience, market awareness and both data and training acquired from appropriate consulting sources. It has been shown that none of the film-based competitors in the market, and most of the book and disk publishing entities in the market, have professional marketing personnel on staff. ArchivalCD's Dr. Hay had special emphasis on marketing in his MBA, has had many years to work with marketing, and is able to combine both knowledge and experience with an understanding of the core target market and its advertisement channels. ArchivalCD will augment its management team with a marketing specialist who has the capability of developing both print and web marketing materials. ArchivalCD pioneered marketing to the genealogy market in the Internet and has acquired other intellectual property specific to this core target market.

Additionally, the expansion markets ArchivalCD is targeting will make use of the same techniques and knowledge as well as customized versions of the proprietary software used for imagebase manipulation.

ArchivalCD's staff is known in the field through contributions of expertise; through production of articles, columns and books relating to the field, and through participation in seminars, workshops, and trade-show conferences at both state and national levels. Some of the special efforts ArchivalCD will extend include cultivating the product reviewers in each of its markets, providing scholarships to each of the five annual genealogy institutes, and making ArchivalCD available to help thousands of smaller organizations to produce their annual programs by supplying material, speakers, and advertisement. Presently other market entities make little extra effort in reaching the market outside of the monthly magazine advertisements. ArchivalCD will lead the way in this respect by using market awareness to reiterate ArchivalCD's efforts. Early efforts have proven very fruitful as shares of the marketing budget. Marketing research shows few competitive marketing entities are involved with the local levels of the market. By sponsoring conferences at minimum cost, by providing registration services and manpower, ArchivalCD will garner additional market exposure. Extraction software tools, and assistance in publication, will be offered to any society or library with a database that needs to be developed, again at little or no cost. Management feels this marketing program, already proven to be very effective, merged with a firm understanding of the market means that ArchivalCD can execute local level marketing of its product.

Market Analysis

ArchivalCD's core market is targeted at a minimum of two million researching genealogists. As of June 1997 statistics verified that 67% were computer compatible with ArchivalCD imagebase product. June 2000 estimates indicate 84% are now compatible. This target market is augmented by more than seventeen million more individuals who are actively using microfilm for research but who are not yet aware of the availability of the ArchivalCD product.

A 1997 report by American Demographics magazine states that 40% of Americans are interested in genealogy and about 100 million are attempting to trace their family history. A 1997 Wall Street Journal article indicated that a competing firm sold more than 600,000 copies of one genealogical title and a 1999 Time magazine article of 13 pages emphasized the wide-spread interest in genealogy and the demand for research tools such as ArchivalCD`s microfilm imagebase on CDR.

Projections indicate the market growth will continue to expand with the addition of over 10,000 people in the United States turning 50 per day. Surveys show a high percentage of this population expressing an interest in genealogical and historical research. Management feels that the most important fact of the potential new customers is that they are overwhelmingly computer literate and have computers systems compatible with ArchivalCD CDR product.

Supporting evidence shows that in 1998 the Senate Committee on Aging was informed that there are 7.8 million Internet users aged 55 or older. Of them, 42% have purchased product via the Internet. The average age of individuals doing research is now 52 having dropped from 65 just five years ago. In general, an Internet capable computer system is compatible with ArchivalCD product.

Employees

ArchivalCD is not a party to any collective bargaining agreement. ArchivalCD considers its relations with its employees to be satisfactory and has not experienced any interruption of operation due to labor disagreements with employees.

ArchivalCD uses clerical staff, customer service staff, and image production staff. These needs are easily filled. Mid-management staffing has already been filled with individuals having similar backgrounds to the needs of ArchivalCD.

The management team has had experience in management of staff in similar working environments. ArchivalCD has drawn upon both experience and dedication in forming the management team.

Trade names and Trademarks

ArchivalCD does not hold United States Registered trademarks for its brand names and products, but uses various unregistered trade names, trademarks, and service marks. With the completion of this offering, and with the introduction of new products, ArchivalCD anticipates continuing to adopt additional unregistered names and marks and will selectively seek registration of some names and marks.

Environmental Regulation

ArchivalCD's manufacturing operations does not routinely involve the use of certain materials that are classified as hazardous.

Need for Governmental Approval

The sale of ArchivalCD, Inc. genealogical information products does not require any governmental approval. However, some production may involve business or governmental projects which require some type of approval for that specific project.

Seasonality

ArchivalCD does not expect to be subject to seasonality of its products, due to the make up of its industry, customer base or the usage of Internet systems.

                       DESCRIPTION OF PROPERTY FACILITIES

ArchivalCD currently leases office space under an annual lease that expires December 31, 2001 and is renewable under flexible terms. Production facilities will require extensive humidity control, computer power systems and special inventory storage. Administrative offices will be moved to the new production and inventory facility upon completion of funding.

                                   MANAGEMENT

Executive Officers and Directors of ArchivalCD

The following table sets forth certain information concerning the directors and executive officers of ArchivalCD.


                    NAME                       AGE  POSITION WITH ARCHIVALCD
                    ----                       ---  ------------------------
              Daniel J. Hay                    43   President, CEO, Chairman


              William Hale                     67   Director


              Richard H. Lytle                 54   Director


              Guillermo J. "Bill"              37   Director
              Campisteguy


              Gary Toms                        50   Director


              William R. Gann                  69   Director


              Mike Sirotka                     54   CFO, Treasurer


              Brenda L. Saul                   39   Vice President/Secretary

Board of Directors: [Appointed for the interim until the first Shareholder's Meeting upon completion of this offering. It is anticipated that these members of the board will be elected by the shareholder's to continue serving in this capacity.]

Daniel J. Hay, (BA, MBA, DD) As a professional genealogist, lecturer and author Hay joined Advanced Resources, Inc in 1994 as President for large scale interlinked database development. Hay developed one of the first subscription magazines on diskette and one of the earliest webpage award programs. In 1996 he became President and Managing Partner of ArchivalCD, LLC with primary responsibilities including market development and product enhancement. He developed the fully integrated ORDEPS program for ArchivalCD's customer management, inventory control, production scheduling, CDR printing and creation, and shipping and testing. In 1998 he became CEO and President of ArchivalCD, Inc with emphasis on niche product development and corporate expansion.

William Hale, (MS, Engineering) Retired IBM, currently serving on the Board of Directors for Corporate Vision, Inc. (CVIA) and appointed by CVIA to the ArchivalCD, Inc. Board of Directors. Mr. Hale has been appointed to the Audit Review Committee.

Richard H. Lytle, (JD), is senior partner in the law firm of Dorothy, Lytle, Cronk & Miller. He has been engaged in the active practice of law since 1974. Prior to that he was on active duty as an officer in the United States Air Force. He currently serves as the Secretary of the private Van Buren Foundation, Inc. is a member of the Board of Directors of the Indian Hills Community College Foundation.

Guillermo J. "Bill" Campisteguy, (BS and MS Aerospace Engineering), has worked the past twelve years in the Aerospace industry conducting customer specific performance analysis supporting Sales and Marketing and contractual guarantees, filling multiple consulting capacities focusing on Quality, Just-in-Time (JIT) processes, Statistical Process Control (SPC), and process improvement methodologies as well as configuration control and integration of engineering and production activities. Mr. Campisteguy has been appointed to the Audit Review Committee.

Gary Toms, (BA History) is President of Genealogical Pursuits, and combines twenty-five years in the museum and historic preservation field with current employment as Director of Data Processing/Quality Control at MVSi specializing in imaging services for government jurisdictions. Toms is an active genealogist, author and editor and has served as Director or Officer in various national organizations including the Federation of Genealogical Societies and the American Family Records Association.

William R. Gann, (MS) Retired private investor, he currently is active in genealogical and historical research. Mr. Gann served for more than eighteen years in administrative positions with Claremont Colleges, the last fifteen years as Dean of Students of Harvey Mudd College. He writes and publishes in local, state and national publications and has served as editor for a number of state and national periodicals. Mr. Gann has been appointed to the Audit Review Committee.

Mike Sirotka, (BS Accounting) is the Chief Financial Officer and Treasurer of ArchivalCD, Inc. He has served as the COO/CFO of Aquaculture Technologies, Inc. since 1997. Previously, Sirotka was President and CFO for The Regina Companies.

Brenda L. Saul, (BA American History) Vice President/Secretary. Ms. Saul served as the Director of Subscription/Renewals for the "Heritage Quest" magazine at American Genealogical Lending Library prior to joining Advanced Resources, Inc. in 1995. She served as Office Manager and Collections Development Manager until joining ArchivalCD, Inc. in 1998 with responsibility for Human Resources and Office Management.

Management Team Limitations

The appointment of Mr. Sirotka, with more than 30 years of corporate accounting experience and strong financial experience, as CFO, Director and Treasurer rounded out the management team which had previously considered itself weakened in financial acumen.

Both the Marketing Director and the Computer Department Manager positions are crucial to ArchivalCD's fast adaptations to market demand and ArchivalCD is waiting until the completion of the offering so that the positions may be awarded to candidates already selected.

                             EXECUTIVE COMPENSATION

No employee or officer's salary exceeds $100,000 annually at the time of this filing.

Daniel J. Hay, CEO/President, received a total $24,000 in compensation for 1999.

Stock Option Plan

ArchivalCD has no pension or profit sharing plan or other contingent forms of remuneration, but does expect to select a pension plan during the first year of operation. The Board of Directors may, from time to time, amend or may terminate any such Plan without action by ArchivalCD's shareholders, but no such amendment may increase the number of shares of Common Stock that me be issued under the Plan without the consent of such holders. To date, no stock options are outstanding under any plan.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth at June 30,2000 the name of each person and entity known by ArchivalCD to own beneficially more than 5% of the shares of Common Stock of ArchivalCD and the number of shares owned.

                 PERCENT OF                                SHARES
                   SHARES       NAME AND                 BENEFICIALLY
                   OWNED        ADDRESS                     OWNED
                     78%       Dr. Daniel J. Hay (1)     14,435,000
                               100 North Sixth, #212
                               Crockett, Texas 75835

                     20%       Corporate Vision Inc.(2)   3,677,621
                               6130 South Memorial
                               Drive
                               Tulsa OK 74133

(1) Mr. Hay's shares shown as Beneficially Owned also include 70,000 shares owned by his wife, Brenda Hay, and an additional 60,000 shares controlled by Mrs. Hay as trustee for two minor children.

(2) Shares were granted to Corporate Vision, Inc. (NASD OTC:BB CVIA) for underwriting and consulting services rendered. In April 1999, Corporate Vision Inc. distributed 71,494 ArchivalCD Inc common shares to CVIA shareholders of record creating a shareholder base for ArchivalCD Inc.

The following table sets forth at June 30, 2000 the name of each person and the number of shares Beneficially owned by each Director.


                                                               PERCENTAGE OF                    CLASS
                                                                  BEFORE                        AFTER
                         NAME                 NUMBER OF SHARES   OFFERING                      OFFERING
            Daniel J. Hay                       14,435,000                 78%                     65%
            William Hale                               826     greater than 1%
            Richard H. Lytle                         4,235     greater than 1%         greater than 1%
            Guillermo J. "Bill" Campisteguy            214     greater than 1%         greater than 1%
            Gary Toms                                1,000     greater than 1%         greater than 1%
            William R. Gann                          1,000     greater than 1%         greater than 1%
            Mike Sirotka                                 0                  0%                      0%

            Total Board owned shares:           14,439,740                 78%                     65%

                              SELLING STOCKHOLDERS

The registration statement, of which this Prospectus forms a part, also relates to the registration by ArchivalCD, for the account of the Selling Stockholders, of an aggregate of 500,000 shares of Common Stock. The Selling Stockholder is Corporate Vision, Inc. Corporate Vision has a representative on the Board of Directors of ArchivalCD, Inc.

The sale of the Selling Stockholders Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Stockholders Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Selling Stockholders Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Stockholders Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of any shares of Common Stock by the Selling Stockholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

ArchivalCD's authorized capital stock consists of (i) 25,000,000 shares of Common Stock, par value $.01 per share and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). 18,573,783 shares of Common Stock and no shares of Preferred Stock are currently outstanding.

COMMON STOCK

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of Common Stock is prohibited. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of any preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the liquidation, dissolution or winding up of ArchivalCD, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable, and all of the shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

Vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Under the Delaware General Corporation Law ("DGCL"), stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of ArchivalCD entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. If stockholders action is taken by written consent, ArchivalCD will be required to send each stockholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

ArchivalCD is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding vote stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

                                  LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for ArchivalCD by Jackson L. Morris of 3116 West North A Street, Tampa, Florida 33609-1544.

                                     EXPERTS

The audited consolidated financial statements, included in this Prospectus, have been examined by Cross and Robinson, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             REPORTS TO SHAREHOLDERS

ArchivalCD plans to furnish annual reports to shareholders, which reports will include financial statements together with the report of ArchivalCD's independent certified public accountants thereon. In addition, ArchivalCD may furnish other unaudited interim reports as the Board of Directors determines.

                                 TRANSFER AGENT

Transfer Online Inc. 227 Pine Street Suite 300 Portland OR 97204 Phone: (503) 227-2950 Fax (503) 227-6874

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders ArchivalCD, Inc. Crockett, TX

    We have audited the accompanying balance sheets of ArchivalCD, Inc., (a development stage company), as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 1999, the period November 12, 1998 (inception) to December 31, 1998, and for the period November 12, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of ArchivalCD's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArchivalCD, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999, the period from November 12, 1998 (inception) to December 31, 1998, and the period from November 12, 1998 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

    CROSS AND ROBINSON

    Certified Public Accountants Tulsa, Oklahoma


November 1, 2000

                                ARCHIVALCD, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998
                                     ASSETS

                                                                                 1999         1998
                                                                              ---------    ---------
CURRENT ASSETS
Cash                                                                          $   1,255    $      --
Receivable from stockholders (Note 4)                                             1,000           --
Employee advances (Note 4)                                                       24,127           --
                                                                              ---------    ---------
TOTAL CURRENT ASSETS                                                             26,382           --
                                                                              ---------    ---------

PROPERTY AND EQUIPMENT, NET (NOTE 5)                                            327,952      314,510
                                                                              ---------    ---------

OTHER ASSETS
Deposit (Note 12)                                                                 1,000           --
                                                                              ---------    ---------

TOTAL ASSETS                                                                  $ 355,334    $ 314,510
                                                                              =========    =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities                                                           $  14,282    $      --
Loans from stockholders (Note 11)                                                 1,000           --
Notes payable to stockholders, current portion (Note 6)                          15,000           --
                                                                              ---------    ---------
TOTAL CURRENT LIABILITIES                                                        30,282           --
                                                                              ---------    ---------

NOTES PAYABLE TO STOCKHOLDERS, NET OF CURRENT PORTION (NOTE 6)                   18,000           --
                                                                              ---------    ---------

STOCKHOLDERS' EQUITY (NOTE 7)
Cumulative convertible preferred stock, $.01 par value,
   1,000,000 shares authorized, no shares issued or outstanding                      --           --
Common stock, $0.01 par value; 25,000,000 shares authorized, 18,305,726 and
   18,185,000 shares issued and outstanding at
   December 31, 1999 and 1998, respectively                                     183,057      181,850
Additional paid-in capital                                                      240,699      132,660
Deficit accumulated during the development stage                               (116,704)          --
                                                                              ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                                      307,052      314,510
                                                                              ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 355,334    $ 314,510
                                                                              =========    =========

Accompanying notes are an integral part of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                                INCOME STATEMENTS

                                                                           CUMULATIVE,
                                                  NOVEMBER 12, 1998     NOVEMBER 12, 1998
                                YEAR ENDED         (INCEPTION) TO        (INCEPTION) TO
                             DECEMBER 31, 1999    DECEMBER 31, 1998     DECEMBER 31, 1999
                            ------------------   ------------------    ------------------
OPERATING REVENUE              $         --          $         --         $         --
                               ------------          ------------         ------------


GENERAL AND ADMINISTRATIVE
     EXPENSES                       115,122                    --              115,122
                               ------------          ------------         ------------

OPERATING INCOME                   (115,122)                   --             (115,122)

OTHER EXPENSES
  Interest expense                   (1,582)                   --                1,582
                               ------------          ------------         ------------

NET INCOME (LOSS)              $   (116,704)         $         --         $   (116,704)
                               ============          ============         ============


WEIGHTED AVERAGE COMMON
  SHARE OUTSTANDING (NOTE 8)     18,220,460            18,185,000           18,215,394
                               ============          ============         ============

NET INCOME (LOSS) PER
  COMMON SHARE                 $      (0.01)         $         --         $      (0.01)
                               ============          ============         ============


Accompanying notes are an integral part of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE PERIOD NOVEMBER 12, 1998 (INCEPTION)
                              TO DECEMBER 31, 1999

                                           COMMON STOCK               DEFICIT
                           --------------------------------------   ACCUMULATED
                                                      ADDITIONAL     DURING THE
                                                       PAID-IN      DEVELOPMENT
                             SHARES        AMOUNT       CAPITAL        STAGE          TOTAL
                           -----------   ----------   ----------    -----------   ------------
BALANCE AT
NOVEMBER 12, 1998
   (DATE OF INCEPTION)              --   $       --   $       --    $       --    $       --

Issued to acquire assets
of the former
ArchivalCD, LLC
         (Note 3)           14,435,000      144,350      170,160            --       314,510

Issued to Corporate
Vision, Inc. for services
    rendered (Note 12)       3,750,000       37,500      262,500            --       300,000

Costs of raising equity             --           --     (300,000)           --      (300,000)

Net loss for the period             --           --           --            --            --
                            ----------   ----------   ----------    ----------    ----------

BALANCE AT
DECEMBER 31, 1998           18,185,000      181,850      132,660            --       314,510

Issued for cash                 45,449          454       56,025            --        56,480

Issued in exchange for
services rendered               12,010          120       11,895            --        12,015

Issued as compensation
(Note 12)                       60,167          602           --            --           602

Issued in lieu of
interest payment
(Note 11)                          100            1          149            --           150

Issued to acquire assets
(Note 3)                         3,000           30       39,970            --        40,000

Net loss for the period             --           --           --      (116,704)     (116,704)
                            ----------   ----------   ----------    ----------    ----------

BALANCE AT
DECEMBER 31, 1999           18,305,726   $  183,057   $  240,699    $ (116,704)   $  307,052
                            ==========   ==========   ==========    ==========    ==========


Accompanying notes are an integral part of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS


                                                                                     CUMULATIVE,
                                                            NOVEMBER 12, 1998     NOVEMBER 12,1998
                                        YEAR ENDED           (INCEPTION) TO        (INCEPTION) TO
                                     DECEMBER 31, 1999      DECEMBER 31, 1998     DECEMBER 31, 1999
                                     ------------------    ------------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash paid for goods and services      $(81,384)               $ --                  $ 81,384
   Interest paid                             (150)                 --                      (150)
                                         --------                ----                  --------
NET CASH USED BY OPERATING ACTIVITIES     (81,534)                 --                   (81,534)
                                         --------                ----                  --------


NET CASH USED BY INVESTING ACTIVITIES:
   Fixed asset purchases                   (7,690)                 --                    (7,690)
                                         --------                ----                  --------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                56,480                  --                    56,480
   Proceeds from long-term debt            18,000                  --                    18,000
   Proceeds from short-term debt           17,000                  --                    17,000
   Repayment of short-term debt            (1,000)                 --                    (1,000)
                                         --------                ----                  --------
NET CASH PROVIDED BY
 FINANCING ACTIVITIES                      90,480                  --                    90,480
                                         --------                ----                  --------


     NET INCREASE IN CASH                   1,255                  --                     1,255


CASH AT BEGINNING OF PERIOD                    --                  --                        --
                                         --------                ----                  --------


     CASH AT END OF PERIOD               $  1,255                $ --                  $  1,255
                                         ========                ====                  ========

      Accompanying notes are an integral part of the financial statements.

                                                                                                 CUMULATIVE,
                                                                        NOVEMBER 12, 1998     NOVEMBER 12,1998
                                                    YEAR ENDED           (INCEPTION) TO        (INCEPTION) TO
                                                 DECEMBER 31, 1999      DECEMBER 31, 1998     DECEMBER 31, 1999
                                                 ------------------    ------------------     ------------------

RECONCILIATION OF NET LOSS TO NET
CASH USED BY OPERATING ACTIVITIES:


NET LOSS                                            $(116,704)             $      --             $(116,704)
                                                    ---------              ---------             ---------

Adjustments to reconcile net loss to net
  cash used by operating
   activities:
     Depreciation                                      34,248                     --                34,248
     Stock issued in exchange for services             12,015                     --                12,015
     Stock issued in lieu of interest on
        shareholder  loan                                 150                     --                   150
     Stock issued as compensation (Note 12)               602                     --                   602
     Stock compensation accrual (Note 12)               2,500                     --                 2,500
     (Increase) Decrease in deposits                   (1,000)                    --                (1,000)
     (Increase) Decrease in receivables
        from shareholders                              (1,000)                    --                (1,000)
     (Increase) Decrease in employee receiveables     (24,127)                    --               (24,127)
     Increase (Decrease) in accrued liabilities        11,782                     --                11,782
                                                    ---------              ---------             ---------

        Total Adjustments                              35,170                     --                35,170
                                                    ---------              ---------             ---------



NET CASH USED BY OPERATING ACTIVITIES               $ (81,534)             $      --             $ (81,534)
                                                    =========              =========             =========


SUPPLEMENTAL DISCLOSURE OF
   NON-CASH ACTIVITIES:
 Stock issued to acquire fixed assets               $  40,000              $ 314,510             $ 354,510

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

        ArchivalCD, Inc. (referred to herein as "ArchivalCD") was incorporated under the laws of the state of Delaware on November 12, 1998. ArchivalCD specializes in digitization of historic microfilm, enhancing the images, and writing them to compact discs. ArchivalCD intends to provide subscribers with access to the digitized historical records on compact disc for use in genealogical, historical, and educational research. ArchivalCD further intends to provide file conversion services to businesses and local governments.

        ArchivalCD is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities. ArchivalCD has had no significant revenue from product sales. Other than the asset acquisition detailed in Note 3 and the exchange of common stock for services disclosed in Note 12, there were no significant operating transactions for the period November 12, 1998 to April 1, 1999.

        As of December 31, 1999, ArchivalCD's accumulated deficit in the development stage was $116,704, which was funded primarily through loans from stockholders and the proceeds from sales of common stock. ArchivalCD believes that it will commence its principal operations and begin generating revenues in the fiscal year ending December 31, 2000. Because ArchivalCD is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    METHOD OF ACCOUNTING

        The accompanying financial statements conform to the standards applicable to development stage companies and are prepared using the accrual basis of accounting in accordance with generally accepted accounting principals, whereby revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

    CASH AND CASH EQUIVALENTS

        ArchivalCD considers all highly liquid assets with maturities of three months or less to be cash equivalents.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is charged to operations using the straight-line method for financial reporting and accelerated methods for income tax purposes over the estimated useful lives of the assets, typically 5 to 10 years. Maintenance, repairs, and minor renovations are charged to expense as incurred.

    INCOME TAXES

        ArchivalCD has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    EARNINGS PER COMMON SHARE

        ArchivalCD has adopted the provisions of SFAS No. 128, "Earnings per Share", which requires presentation on the face of the statement of operations of both basic and diluted earnings per share. Basic earnings
    (loss) per common share is computed by dividing net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. In years where ArchivalCD recognizes a loss from continuing operations, the assumed exercise of common share equivalents has an antidilutive effect and therefore would not be included in the weighted average number of shares used in the calculation of loss per common share.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    COMPUTER SOFTWARE COSTS

        As of December 31, 1999, ArchivalCD had not incurred any computer software costs. ArchivalCD has adopted the accounting statements summarized in the following paragraphs in anticipation that ArchivalCD may incur such costs once principal operations have commenced.

        ArchivalCD has adopted Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" under which direct costs and allocated overhead associated with the development of software products are capitalized. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life on the straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

        ArchivalCD has also adopted the provisions of Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", issued by the American Institute of Certified Public Accountants in March 1998. SOP 98-1 provides guidance on when costs incurred for internal-use software are capitalized or expensed and guidance on whether computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and applies to internal use software costs incurred for all projects, including those in progress upon initial application of the SOP.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    VALUATION OF NON-EMPLOYEE STOCK-BASED COMPENSATION

        ArchivalCD applies the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation", to all issuances of stock to non-employees in exchange for goods and services. Accordingly, such issuances are accounted for based on the fair value of the goods or services received or the fair value of the shares issued, whichever is more reliably measured.

NOTE 3 - ACQUISITION OF ASSETS

        Upon its inception, ArchivalCD purchased equipment valued at $174,370 and certain archived records valued at $140,140 from various entities either owned or controlled by ArchivalCD's Chief Executive Officer, including ArchivalCD, LLC ("the LLC"), a defunct Utah corporation, in which ArchivalCD's CEO was a partner. The equipment and records were purchased in exchange for 14,435,000 shares of ArchivalCD's common stock. As these assets were under common control of a significant shareholder prior to and after the acquisition, ArchivalCD has valued the acquired assets at their historical cost, which is consistent with the provisions of APB Opinion No. 16 and the Securities and Exchange Commission's Staff Accounting Bulletin
    (SAB) No. 48.

        On June 23, 1999, ArchivalCD purchased certain archived records from an unrelated company valued at $40,000 in exchange for 3,000 shares of ArchivalCD's common stock. The valuation of the transaction was based on the suggested auction price of the records, as stated in the sale agreement.

NOTE 4 - RECEIVABLES

    RECEIVABLE FROM STOCKHOLDERS

        Pursuant to a stock repurchase agreement with a stockholder, disclosed further in Note 12, on August 5, 1999 ArchivalCD paid $1,000 to repurchase 667 shares of its common stock. As of December 31, 1999, the shares had not been returned to ArchivalCD, resulting in a $1,000 receivable from the stockholder at December 31, 1999.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 4 - RECEIVABLES (CONTINUED)

    EMPLOYEE ADVANCES

        Since inception, ArchivalCD had advanced funds to and paid certain personal expenses for its chief executive officer, which will be deducted from his future wages once the payroll system has been implemented in fiscal year 2000. The total receivable from the chief executive officer at December 31, 1999 was $24,127.

NOTE 5 - PROPERTY AND EQUIPMENT

        Property and equipment consists of the following at December 31, 1999 and 1998:

                                    1999        1998
                                 ---------    ---------
Equipment                        $ 174,370    $ 174,370
Archived records                   180,140      140,140
Automobile                           2,600            0
Office equipment                     5,090            0
Accumulated depreciation           (34,248)           0
                                 ---------    ---------
Property and equipment, net      $ 327,952    $ 314,510
                                 =========    =========

        Depreciation expense for the period ended December 31, 1999 was $34,248.

NOTE 6 - NOTES PAYABLE

    Notes payable at December 31, 1999 consists of the following:

    Unsecured promissory note payable to a stockholder due May 14, 2000, with interest at 10% per annum. $ 15,000

    Loan agreement with a stockholder due October 19, 2002, with interest at 15%, collateralized by unissued shares of ArchivalCD's common stock at the rate of $1.00 per share. 18,000

    Less current portion                (15,000)
                                        -------

    Long-term debt                      $ 18,000
                                        ========

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 6 - NOTES PAYABLE (CONTINUED)

             Principal maturities of long-term debt are as follows:

    Fiscal year ended December 31, 2002         $ 18,000
                                                ========

NOTE 7 - STOCKHOLDERS' EQUITY

    CAPITALIZATION

    The capital stock of the corporation at December 31, 1999 and 1998 was as follows:

        Cumulative Convertible Preferred Stock, $.01 par value, 1,000,000 shares authorized. Dividends accrue annually at 15%, payable in cash or common shares. Each share of preferred stock must be held for a minimum of three years and after five years must either be repurchased by ArchivalCD at par value or converted into 10 shares of common stock at the discretion of the board of directors. There were no preferred shares outstanding at December 31, 1999 or 1998.

        Common Stock, $0.01 par value, 25,000,000 shares authorized, 18,305,726 and 18,185,000 shares issued and outstanding at December 31, 1999 and 1998 respectively.

    STOCK ISSUED FOR SERVICES

        During July and August 1999, ArchivalCD issued a total of 12,010 shares of common stock in exchange for services rendered. The valuation of the stock issued was based on the fair value of the services rendered, as determined by the vendors.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 8 - INCOME (LOSS) PER COMMON SHARE

        The computations of income (loss) per share from continuing operations for the years ended December 31, 1999 and 1998 and for the development stage period were as follows:

                                                                                       FROM
                                                       1999            1998          INCEPTION
                                                 --------------   --------------   --------------
Income (loss) attributable to
   Common shares                                 $     (116,704)  $           --   $     (116,704)

Weighted average common
   Shares outstanding                                18,220,460       18,185,000       18,215,394
                                                 --------------   --------------   --------------

Net income (loss) per
   Common share                                  $        (0.01)  $           --   $        (0.01)
                                                 ==============   ==============   ==============

NOTE 9 - INCOME TAXES

        ArchivalCD has incurred net operating losses since inception and has a loss carryforward of approximately $117,000 at December 31, 1999 expiring in years beginning in 2019. As of December 31, 1999, ArchivalCD had net deferred tax assets of $46,682. In accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes," a valuation allowance has been recognized to fully offset this asset due to the uncertainty of realizing the future benefit. ArchivalCD continually reviews the adequacy of the valuation allowance and will recognize the tax benefits of these assets only as assessment indicates that it is more likely than not that the benefits will be realized.

    Significant components of ArchivalCD's net deferred tax assets as of December 31, 1999 are as follows:

                       Deferred tax assets:
                          Net operating loss carryforward     $  46,682
                          Valuation allowance                  (46,682)
                                                              ---------
                       Net deferred tax assets                $      --
                                                              =========

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 9 - INCOME TAXES (CONTINUED)

        Deferred taxes reflect a combined federal and state tax rate of approximately 40%. A reconciliation between the amount of federal and state income taxes, based on a forty percent (40%) tax rate, and the effective amount of income taxes based on continuing operations is as follows:

                   Statutory income taxes (refund)         $  (46,682)
                   Change in valuation allowance               46,682
                                                            ---------

                   Income tax expense charged to operations
                                                            $      --
                                                            =========

NOTE 10 - ADVERTISING COSTS

        ArchivalCD expenses advertising costs as incurred. During the period ended December 31, 1999, ArchivalCD expensed $314 in advertising costs.

NOTE 11 - RELATED PARTY TRANSACTIONS

        During the period, ArchivalCD accepted $2,000 in loans from stockholders for which no promissory notes were executed. ArchivalCD agreed to pay these stockholders a flat interest fee equal to 15% of the loans. At December 31, 1999, the outstanding balance on these loans was $1,000.

        Interest expense relating to stockholder loans was $1,582 for the year ended December 31, 1999. Interest expense includes common stock, with a fair value of $150, issued in lieu of cash.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

        In October 1998, ArchivalCD entered into a consulting agreement with Corporate Vision, Inc., whereby Corporate Vision will provide services valued at $300,000 to assist ArchivalCD in making an initial public offering in exchange for 3,750,000 shares of ArchivalCD's common stock. The valuation of the transaction is based on the fair value of the services provided. As a result of the stock issue, Corporate Vision, Inc. was ArchivalCD's second largest shareholder, owning 20% of the total common shares outstanding at December 31, 1999.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  JUNE 30, 2000
                                   (Unaudited)

                                   ASSETS
CURRENT ASSETS
   Receivable from stockholders                                $   1,000
   Employee advances                                              30,057
                                                               ---------
         TOTAL CURRENT ASSETS                                     31,057
                                                               ---------

PROPERTY AND EQUIPMENT, NET (NOTE 2)                             310,686
                                                               ---------

OTHER ASSETS
   Deposit                                                         1,000
                                                               ---------

                  TOTAL ASSETS                                 $ 342,743
                                                               =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                            $  31,221
   Accrued liabilities                                            15,652
   Loans from stockholders                                         4,000
   Notes payable to stockholders, current portion                 15,000
                                                               ---------
         TOTAL CURRENT LIABILITIES                                65,872
                                                               ---------

NOTES PAYABLE TO STOCKHOLDERS, NET OF CURRENT PORTION             18,000
                                                               ---------

STOCKHOLDERS' EQUITY
   Cumulative convertible preferred stock, $20 par value,
      1,000,000 shares authorized, no shares outstanding              --
   Common stock, $0.01 par value; 25,000,000 shares
      authorized; 18,573,783 shares issued and outstanding       185,738
   Additional paid-in capital                                    263,368
   Deficit accumulated during the development stage             (190,236)
                                                               ---------
         TOTAL STOCKHOLDERS' EQUITY                              258,871
                                                               ---------

                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 342,743
                                                               =========

Accompanying notes are an integral part of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                                INCOME STATEMENTS
                                   (Unaudited)

                                                                   CUMULATIVE,
                                                                  NOVEMBER 12,
                                                                      1998
                                   SIX MONTHS        ENDED       (INCEPTION) TO
                                     JUNE 3            0,            JUNE 30,
                                      2000            1999            2000
                                  ------------    ------------    ------------
OPERATING REVENUE                 $         --    $         --    $         --
                                  ------------    ------------    ------------


GENERAL AND ADMINISTRATIVE
    EXPENSES                            70,970          40,945         186,092
                                  ------------    ------------    ------------


OPERATING INCOME                       (40,945)       (186,092)        (70,970)

OTHER EXPENSES
Interest expense
                                        (2,562)           (150)         (4,144)
                                  ------------    ------------    ------------

NET INCOME (LOSS)                 $    (73,532)   $    (41,095)   $   (190,236)
                                  ============    ============    ============


WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING (NOTE 3)
                                    18,485,169      18,188,729      18,296,326
                                  ============    ============    ============

NET INCOME (LOSS) PER
    COMMON SHARE                  $      (0.01)   $      (0.01)   $      (0.01)
                                  ============    ============    ============

Interim results are not indicative of the results expected for a full year. Accompanying notes are an integral part of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                       CUMULATIVE,
                                                                       NOVEMBER 12,
                                                                           1998
                                             SIX MONTHS ENDED         (INCEPTION) TO
                                                   JUNE 30,              JUNE 30,
                                             2000          1999            2000
                                         ------------  ------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash paid for goods and services        $ (23,237)   $ (38,337)       $(104,621)
   Interest paid                                  --           --             (150)
                                           ---------    ---------        ---------
        NET CASH USED BY
            OPERATING ACTIVITIES             (23,237)     (38,337)        (104,771)
                                           ---------    ---------        ---------


NET CASH USED BY INVESTING ACTIVITIES:
   Fixed asset purchases                      (1,368)        (319)          (9,058)
                                           ---------    ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                   20,350       23,657           76,829
   Proceeds from long-term debt                   --           --           18,000
   Proceeds from short-term debt               3,000       15,000           20,000
   Repayment of short-term debt                   --           --           (1,000)
                                           ---------    ---------        ---------
        NET CASH PROVIDED BY
            FINANCING ACTIVITIES              23,350       38,657          113,829
                                           ---------    ---------        ---------


        NET INCREASE (DECREASE) IN CASH       (1,255)          --               --


 CASH AT BEGINNING OF PERIOD                   1,255           --               --
                                           ---------    ---------        ---------


        CASH AT END OF PERIOD              $      --    $      --        $      --
                                           =========    =========        =========

Accompanying notes are an integral part of the financial statements.

                                                                           CUMULATIVE,
                                                                           NOVEMBER 12,
                                                                               1998
                                                  SIX MONTHS ENDED        (INCEPTION) TO
                                                       JUNE 30,              JUNE 30,
                                                  2000          1999           2000
                                              ------------  ------------  ---------------
RECONCILIATION OF NET LOSS TO NET
 CASH USED BY OPERATING ACTIVITIES:


Net loss                                        $ (73,532)   $ (41,095)        (190,236)
                                                ---------    ---------        ---------
Adjustments to reconcile net loss to net
 cash used by operating activities:
   Depreciation                                    18,634           --           52,882

   Stock issued in exchange for services               --           --           12,015

   Stock issued in lieu of interest
       on stockholder loan                             --          150              150
   Stock issued as compensation                     5,000           15            5,602
   Stock compensation accrual                          --           --            2,500
   (Increase) Decrease in deposits                     --           --           (1,000)
   (Increase) Decrease in receivables
       from stockholders                               --           --           (1,000)
   (Increase) Decrease in employee receivables     (5,930)          --          (30,057)
   Increase (Decrease) in accrued liabilities       1,370           --           13,152

   Increase (Decrease) in accounts payable         31,221        2,593           31,221
                                                ---------    ---------        ---------

     Total Adjustments                             50,295        2,758           85,465
                                                ---------    ---------        ---------


NET CASH USED
   BY OPERATING ACTIVITIES                      $ (23,237)   $ (38,337)       $(104,771)
                                                =========    =========        =========


SUPPLEMENTAL DISCLOSURE OF
   NON-CASH ACTIVITIES:
 Stock issued to acquire fixed assets           $      --    $      --        $ 354,510

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO JUNE 30, 2000 (Unaudited)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

                ArchivalCD, Inc. (referred to herein as or "ArchivalCD") was incorporated under the laws of the state of Delaware on November 12, 1998. ArchivalCD specializes in digitization of historic microfilm, enhancing the images, and writing them to compact discs. ArchivalCD intends to provide subscribers with access to the digitized historical records on compact disc for use in genealogical, historical, and educational research. ArchivalCD further intends to provide file conversion services to businesses and local governments.

                ArchivalCD is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities. ArchivalCD has had no significant revenue from product sales. As of June 30, 2000, ArchivalCD's accumulated deficit in the development stage was $190,236, which was funded primarily through loans from stockholders and the proceeds from sales of common stock. ArchivalCD believes that it will commence its principal operations and begin generating revenues in the fourth quarter of the fiscal year ending December 31, 2000.

     The accompanying unaudited financial statements should be read in conjunction with ArchivalCD's audited financial statements and related notes for the year ended December 31, 1999. These financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO JUNE 30, 2000 (Unaudited)

NOTE 2 - PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets of five to ten years. Property and equipment consists of the following at June 30, 2000:

Equipment                                 $ 174,370
Archived records                            180,140
Automobile                                    2,600
Office equipment                              6,458
Accumulated depreciation                    (52,882)
                                          ---------
Property and equipment, net               $ 310,686
                                          =========

    Depreciation expense for the Six Months Ended June 30, 2000 was $18,634.

NOTE 3 - INCOME (LOSS) PER COMMON SHARE

        The computation of income (loss) per share from continuing operations for the six months ended June 30, 2000 and 1999 and from inception were as follows:

                                                                    FROM
                                    2000            1999          INCEPTION
                                ------------    ------------    ------------
Income (loss) attributable to
   common shares                $    (73,532)   $    (41,095)   $   (190,236)

Weighted average common
   Shares outstanding             18,485,169      18,188,729      18,296,326
                                ------------    ------------    ------------

Net income (loss) per
   common share                 $      (0.01)   $      (0.01)   $      (0.01)
                                ============    ============    ============

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO JUNE 30, 2000 (Unaudited)

NOTE 4 - COMMON STOCK ISSUANCES

        The following is a summary of common stock issued by ArchivalCD for the six months ended June 30, 2000:

                                                               AVERAGE       NUMBER
            DATE(S)         TYPE OF         TRANSACTION       PER-SHARE     OF SHARES
            ISSUED       CONSIDERATION         VALUE          VALUATION      ISSUED
            ------       -------------      -----------       ---------     --------
            Jan-Apr     Cash                   $ 14,250          $ 1.50         9,500
            March 1     See Note 5                6,000            1.00         6,000
            March 8     See Note 5                2,500            0.01       250,000
            April 1     See Note 5                2,500            1.00         2,500
            June 6      Cash                        100            1.75            57

        The per-share valuation set forth above is based on the recorded value of the transaction divided by the number of shares issued as consideration for the transaction.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

        As described in the notes to the audited financial statements for the year ended December 31, 1999, ArchivalCD passed a resolution on January 18, 1999 to compensate the former shareholders of the defunct ArchivalCD, LLC in the form of stock or cash, as a gesture of goodwill. The projected cash payment and stock issuance, valued at par, were accrued in 1999. The stock issuance detailed in Note 4 represents the balance of the December 31, 1999 stock accrual. At June 30, 2000, the remaining cash accrual relating to this commitment was $10,500

        On May 12, 1999, ArchivalCD entered into a repurchase agreement with a stockholder, whereby ArchivalCD will repurchase up to 15,000 shares of its common stock at, the direction of the stockholder, at the greater of $1.50 per share or the market value on the date of repurchase. These shares were originally purchased at $1.00 per share. If ArchivalCD offers to redeem the shares and the stockholder elects to retain the shares, the agreement will become void six months after the offer date and will be replaced by a two year guarantee to repurchase the shares at $1.10 per share, regardless of market price. As of June 30, 2000, ArchivalCD had paid $1,000 to the stockholder to repurchase 667 shares, which had not been returned to ArchivalCD. Accordingly, a receivable of $1,000 from the

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO JUNE 30, 2000 (Unaudited)

NOTE 5 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

    stockholder has been recorded. In July 2000, ArchivalCD paid an additional $4,000 to the stockholder to repurchase 2,667 shares, leaving 11,166 shares held by the stockholder that could be subject to this agreement.

        ArchivalCD entered into a repurchase agreement with a stockholder, with an effective date of March 1, 2000, whereby ArchivalCD will repurchase, at the stockholder's direction, up to 6,000 shares of common stock six months from the effective date at a price equal to $1.15 per share. Alternatively, ArchivalCD may repurchase the stock in twelve months at $1.20 per share if the shareholder so chooses. The shares were originally purchased at $1.00 per share.

        ArchivalCD entered into a repurchase agreement with a stockholder, with an effective date of April 1, 2000, whereby ArchivalCD will repurchase, at the stockholder's direction, up to 2,500 shares of common stock six months from the effective date at a price equal to $1.00 per share. Alternatively, ArchivalCD may repurchase the stock in twelve months at $1.10 per share if the shareholder so chooses. The shares were originally issued in exchange for other non-cash consideration at $1.00 per share.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

        NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1999

NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

        As a gesture of goodwill toward the stockholders of the defunct ArchivalCD, LLC, ArchivalCD has agreed to compensate the LLC's stockholders a total of $13,602 for their investments in the LLC in the form of cash and/or ArchivalCD's common stock. As of December 31, 1999, 60,167 shares of common stock, valued at par ($602), had been issued to these stockholders, with the remaining $13,000 reflected on ArchivalCD's balance sheet as an accrued liability. This additional compensation cost was charged to expense in the current period.

        On May 12, 1999, ArchivalCD entered into a repurchase agreement with a stockholder, whereby ArchivalCD will repurchase up to 15,000 shares of its common stock at, the direction of the stockholder, at the greater of $1.50 per share or the market value on the date of repurchase. If ArchivalCD offers to redeem the shares and the stockholder elects to retain the shares, the agreement will become void six months after the offer date and will be replaced by a two year guarantee to repurchase the shares at $1.10 per share, regardless of market price. As disclosed in Note 3, ArchivalCD paid $1,000 to the stockholder to repurchase 667 shares, which had not been returned to ArchivalCD at December 31, 1999. At December 31, 1999, the stockholder held 13,833 shares that could be subject to this agreement.

        ArchivalCD is obligated under a lease agreement for its office facilities, which expires December 31, 2000, with an option to renew. ArchivalCD is also operating under a month-to-month lease for storage facilities. At December 31, 1999, there were no long-term lease commitments. The minimum lease obligation for the fiscal year ending December 31, 2000 is $2,810. Rent expense under all operating leases totaled $961 for the period ended December 31, 1999.

        On October 8, 1999, ArchivalCD entered into an agreement to purchase the distribution rights to a genealogical software package for $7,500. As of December 31, 1999, ArchivalCD had made an initial payment $1,000, with the entire purchase price payable at such time the master program and all pertinent files are delivered to ArchivalCD.

                                     Part II

                                LEGAL PROCEEDINGS

Management knows of no material legal proceedings pending, threatened or contemplated which ArchivalCD is or may be a party to or to which any of its property is subject.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    None

                     RECENT SALES OF UNREGISTERED SECURITIES

Securities that were not registered under the Securities Act have been issued or sold by the Registrant within the past three years except as follows:

Upon inception of ArchivalCD the Registrant issued 3,750,000 Shares in connection to services rendered by Corporate Vision, Inc. The Registrant also issued 14,435,000 shares to the founders of ArchivalCD upon inception.

The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated there under, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements

                                 INDEMNIFICATION

The Amended and Restated Certificate of Incorporation (the "Certificate") of ArchivalCD provides that, to the fullest extent permitted by applicable law, as amended from time to time, ArchivalCD will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of ArchivalCD or serves or served any other enterprise at the request of ArchivalCD.

In addition, the Certificate provides that a director of ArchivalCD shall not be personally liable to ArchivalCD or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons:
(i) a breach of the director's duty of loyalty to ArchivalCD or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

ArchivalCD will purchase and maintain Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of ArchivalCD regardless of whether ArchivalCD has the power to indemnify the director against such liability under applicable law.

ArchivalCD has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Certain provisions of ArchivalCD's Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of ArchivalCD. Such provisions could limit the price certain investors might be willing to pay in the future for shares of ArchivalCD's Common Stock. Certain of these provisions allow ArchivalCD to issue Preferred Stock without stockholder approval and provide that special meetings of stockholders of ArchivalCD may be called only by the President of ArchivalCD, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of ArchivalCD.

Section 102(b)(7) of the DGCL allows a Delaware corporation to limit a director's personal liability for monetary damages for breaches of certain fiduciary duties owned to the corporation and its stockholders. ArchivalCD's Certificate of Incorporation contains a provision that limits the liability of its directors for monetary damages for any breach of fiduciary duty as a director to the maximum extent permitted by the General Corporation Law. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to ArchivalCD or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. The inclusion of this provision in the Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited ArchivalCD and its stockholders. This provision does not prevent ArchivalCD or its stockholder from seeking injunctive relief or other equitable remedies against its directors under applicable state law, although there can be no assurance that such remedies, if sought, would be obtained.

                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                       Selling Discounts              $ 882,362
                       Accounting Fee's and Services  $  35,000
                       Printing Costs                 $  25,000
                       Registration Fee               $   1,954
                       Transfer Agent Fee's           $  25,000

                       Total                          $ 969,316

                             ADDITIONAL INFORMATION

ArchivalCD has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to ArchivalCD and the Securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public

Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and other information can be retrieved.

Following the offering, ArchivalCD will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                    Part III

Exhibits

Legal Opinion Directors Consent Form Consent of Independent Certified Public Accountants Interim Financial Statements

Index to Financial Statements

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ArchivalCD, Inc.


By:  /s/ DANIEL HAY                     Date: November 3, 2000
    -------------------------------           ---------------------------------
    PRESIDENT AND CHIEF EXECUTIVE
    OFFICER

                               INDEX TO EXHIBITS



EXHIBIT NO.                      DESCRIPTION
-----------                      -----------
   5.1         Opinion of Jackson L. Morris, Attorney at Law

   5.2         Directors Consent Form

    23         Consent of Independent Certified Public Accountants